Exhibit 99.1

ENSERVCO ANNOUNCES BOARD CHANGES AND PROVIDES CORPORATE UPDATE

●	Addition of Marc Kramer to Board of Directors Provides Significant Transportation and Logistics Experience as Company Begins Logistics Business Segment Operations Upon Closing of Buckshot Acquisition
●	Exploring Strategic Initiatives to Reduce Reliance on Seasonal Business

LONGMONT, Colo., May 1, 2024 (GLOBE NEWSWIRE) – Enservco Corporation (NYSE American: ENSV) (“Enservco” or the “Company”) today announced changes to its Board of Directors and provided a corporate update. Marc Kramer was appointed to the Company’s Board of Directors on April 30, 2024 upon the recommendation of the Company’s Board of Directors. He fills the position vacated by Mr. Steve Weyel who resigned effective April 29, 2024 to focus his attention on a new business venture.

Mr. Kramer is a transportation industry investor and operator with over 30 years of investment experience. For the past seven years, he has served as executive chairman of SOAR Transportation Group, of which he is a majority owner, a provider of asset based and non-asset transportation and logistics services serving shippers throughout the United States. Mr. Kramer’s previous experience includes founding AVC Partners, which focused on investing and growing businesses in the transportation and logistics industry, and serving as managing director for both H.I.G. Capital and Fenway Partners LLC. Mr. Kramer sits on a variety of private boards which focus on logistics and investment sectors of the transportation industry. He holds a bachelor’s degree in government and economics from Dartmouth College and a master’s of business administration from Harvard University.

Rich Murphy, Chairman and CEO of Enservco, commented, “We welcome Marc to our Board. As we make the strategic shift into the logistics and transportation business, having someone of Marc’s experience and connections within the industry as a member of our Board is invaluable. We appreciate the service of Mr. Weyel to our Company and wish him the best in his new venture.”

The Company continues to explore strategic initiatives to reduce reliance upon the seasonal frac heating business. The Buckshot Acquisition will provide Enservco with a proven and growing foundation in an attractive year-round logistics business.

Rich continued, “We appreciate the ongoing support of our stockholders. There are several important proposals to be voted on, including approval of issuance of shares in relation to the Buckshot Acquisition, as well as approval of our five directors who will – as in the past – serve one-year terms. “We look forward to closing the Buckshot Acquisition in the near term, with stockholder approval at our annual meeting, a key step in the process. The addition of Buckshot to our existing business will prove transformational for Enservco as we transition away from a seasonal business that is subject to commodity risk, to a logistics business that generates strong year-round cash flow. The transition will not require substantial new overhead or capital. We are continuing our evaluation of strategic alternatives designed to further reduce our seasonal focus, with the underlying premise that any opportunities must be immediately accretive, generate solid cash flow, and provide visible near and long-term growth.”

ABOUT ENSERVCO

Enservco provides a range of oilfield services through its various operating subsidiaries, including hot oiling, acidizing, frac water heating, and related services. The Company has a broad geographic footprint covering major domestic oil and gas basins across the United States. Additional information is available at www.enservco.com. On March 20, 2024, the Company announced an agreement to purchase Buckshot Trucking LLC, an energy logistics provider in multiple key oil and gas basins (the “Buckshot Acquisition”). The Buckshot Acquisition is scheduled to close in the second quarter of 2024. When closed, the Buckshot Acquisition would provide Enservco with a growing business that is not weather dependent, allow the Company to enter steady year-round logistics, provide an expanded operating footprint, and improve cash flow visibility.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2023, and subsequently filed documents with the Securities and Exchange Commission (“SEC”). Forward looking statements in this news release that are subject to risks related to, among other things, closing of the Buckshot Acquisition on anticipated terms and timing, and the ability of Enservco to successfully integrate Buckshot’s market opportunities, personnel and operations and to achieve expected benefits. Enservco disclaims any obligation to update any forward-looking statement made herein.

CONTACT

Mark Patterson

Chief Financial Officer

Enservco Corporation

mpatterson@enservco.com